CELEBRITY ENDORSEMENT AGREEMENT

THIS AGREEMENT is made as of this March 14, 2012 but effective as of March 1, 2012 (“Effective Date”) by and between Bizzingo, Inc., a Nevada corporation with offices at 63 Main Street, Suite 202, Flemington, NJ 08822 (“Bizzingo”) and Joseph Theismann, an individual whose address is 21495 Ridgetop Circle, Suite 304A, Sterling Virginia 20166 (“Theismann”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, Theismann is recognized and widely known throughout the world as a retired, hall of fame professional athlete, and sports celebrity; and

WHEREAS, Theismann’s name, by virtue of his ability and experience, has acquired a meaning in the mind of the purchasing public important to the advertising, promotion, and sale of services and merchandise; and

WHEREAS, Bizzingo has developed a B2B interactive platform which engages in business social media including mobile and Internet applications (“Network”); and

WHEREAS, Bizzingo is desirous of acquiring the rights to utilize Theismann’s name in connection with the advertisement, promotion, and sale of the Network as provided herein and Theismann is willing to grant such right

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, it is agreed as follows:

1. GRANT OF RIGHTS. Subject to the terms and conditions set forth herein, Theismann hereby grants to Bizzingo and its affiliates the unlimited right and privilege during the Term (as defined herein) and within the Territory to use the Property (as defined herein) in connection with the advertisement, promotion, and sale of the Network in the Territory whether through film, television, radio, print and Internet media, including the right to use the Property in or on the Network. It being understood and agreed that Bizzingo shall have the right to exhibit commercials, infomercials, advertisements and otherwise make use of all Property on a worldwide basis and that Bizzingo and its affiliates shall be the sole owner of all commercials, promotional materials and other items produced or created hereunder and all related rights worldwide, including, without limitation, copyright, trademark and intellectual property rights, subject however to the terms and conditions herein. Theismann agrees to cooperate with Bizzzingo’s promotional efforts in this regard. In addition, as reasonably requested by Bizzingo, Theismann agrees to provide Bizzingo with such signatures, photographs and the like in order to fulfill his obligations hereunder.

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Bizzingo agrees that any use of the Property for advertising, promotional or sale purposes will be approved in advance by Theismann. Theismann agrees that such material, submitted for approval as provided herein may be deemed by Bizzingo to have been approved hereunder if the same is not disapproved by the Theismann in writing within fourteen (14) days after Theismann’s receipt thereof. Theismann agrees that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that Theismann shall advise Bizzingo in writing of the specific grounds therefor at the time of disapproval and provide Bizzingo with specific changes or alterations to such materials. Bizzingo thereafter shall have the right and privileged to use such Property as provided in this Agreement subject to such changes or alterations.

Except as stated herein, no other rights or privileges are granted to Bizzingo by Theismann.

“Property” as stated herein shall mean Theismann’s name (including “Joe Theismann”, “Theismann” “J. Theismann”), nicknames, initials, autograph, facsimile signature, photograph, image, likeness, voice, video portrayals, biographical data, character, symbols, and/or other endorsement, and any variations or deviations thereof.

“Territory” as stated herein shall mean worldwide.

2. TERM. Unless sooner terminated under the provisions hereof, this Agreement shall commence on the Effective Date and continue for a period of one (1) year (“Term”). provided however, that the Parties may extend the Term for an additional year period by entering into an written addendum of the Agreement extending such term.

3. COMPENSATION.

a.	In consideration for the rights granted hereunder and for the promotional appearances provided herein, Bizzingo, subject to the other terms and conditions herein, agrees to pay to Theismann during the Term the royalty recited in Schedule A (the “Royalty”). In addition, concurrent with the execution hereof, Bizzingo will pay Theismann the Initial Bonus described in Schedule A.
b.	The Royalty owed Theismann shall be calculated on a quarterly calendar basis (“Royalty Period") commencing on the first (1st) day of June, September, December, and March, except that the first and last calendar quarters may be "short" depending on the effective date of this Agreement. Payment of the Royalty shall be made no later than 45 days after the termination of the preceding full calendar quarter. The foregoing notwithstanding, if this Agreement is terminated in accordance with the provisions herein during a Royalty Period, the Royalty shall be calculated up to and including the Termination Date and payment of the Royalty shall be made as provided herein.
c.	For each Royalty Period, Bizzingo shall provide Theismann with a written royalty statement in a form acceptable to Theismann certified by a duly authorized officer of Bizzingo.
d.	Theismann shall be responsible for all federal, state and local taxes related to the Royalty.

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4. PROMOTIONAL APPEARANCES.

In addition to the other terms and conditions herein, during the Term, Theismann also will;

a.	Make himself available for four (4) sessions for production of photographs, or radio, television, video or other multi-media programming for use in Bizzingo's advertising or promotional materials, with each such session not exceeding eight (8) hours.
b.	Make four (4) public appearance for the purpose of promoting the Network, which may include autograph sessions, dinner appearances, and/or other appearances not described in 4(a) above, with each such session not exceeding two (2) hours.

Bizzingo recognizes that Theismann's schedule and will not schedule any such session or appearance at a time that would conflict with Theismann's current obligations. Following the execution of this Agreement, Theismann will provide Bizzingo with an availability schedule indicating black out and/or available dates and from time to time will endeavor to update such schedule. In this regard, Bizzingo agrees to provide Joseph Theismann with at least thirty (30) days' written notice of any photographic sessions or public appearances to permit Theismann to properly schedule the session or appearance. Bizzingo will pay all reasonable out of pocket expenses incurred by Theismann in connection with such session or appearance which expenses shall not exceed One Thousand Dollars ($1,000) per day unless Theismann receives prior written approval from Bizzingo. For any travel incurred by Theismann as part of his appearances, Bizzingo will provide first class air travel and hotel accommodations.

5. NOTICES AND PAYMENTS. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed properly given when actually received or within fourteen (14) days of mailing by certified or registered mail, return receipt requested, postage prepaid, whichever first occurs,

to Theismann at:	JRT Associates, Inc.
21495 Ridgetop Circle, Suite 304A
Sterling, Virginia 20166

With a copy to:
Eric V. Zimmerman, Esquire
Miller Zimmerman, PLC
50 Catoctin Circle, Suite 201
Leesburg, Virginia 20176

to Bizzingo at:
63 Main Street
Suite 202
Flemington, NJ 08822

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With a copy to:
Daniel H. Luciano, Esq.
242A West Valley Brook Road
Califon,NJ 07830

Either party may change its address for the purpose of this Agreement by giving notice to the other party in accordance herewith.

6. INSPECTION AND AUDIT. Theismann or his representatives, at his cost and expense, shall have the right, upon reasonable notice and during normal business hours, to inspect Bizzingo's books and records and all other documents and material in Bizzingo's possession or control with respect to the determination of Royalties payable hereunder. Theismann shall have free and full access thereto for such purposes and may make copies thereof.

All books and records relative to Bizzingo's obligations hereunder shall be maintained and made accessible to Theismann for inspection at a location in the United States for at least one year after termination of this Agreement.

7. RESERVATION OF RIGHTS.

(a). Except as stated herein, Theismann shall retain all rights in and to his name, his right of publicity, and the endorsement whether during the Term or any extension thereof. Notwithstanding the foregoing, during the term and for a period of one (1) year thereafter, Theismann shall not use, permit the use of, or license to others the Property in connection with the advertisement, promotion, and sale of any network or Internet service, including but limited to all computer/video games, CD-ROMs, and/or interactive video of any form, except for a pre-existing license by Theismann. Bizzingo and Theismann agree that they shall take all necessary steps during the Term to protect the endorsement in connection with the advertisement, promotion, and sale of the Network.

(b). It is understood and agreed that Theismann shall retain all right, title, and interest in his likeness, name, and/or trademarks, where applicable, except as rights granted hereunder.

(c). The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

8. RESTRICTED STOCK, RISK OF INVESTMENT, AND INVESTMENT INTENT.

(a). Theismann acknowledges that the Royalty Warrant and Bonus Warrant and the shares of common stock of Bizzingo underlying such warrants are "restricted securities" as that term is defined under federal securities laws. In addition, any stock certificate representing such shares shall contain the restrictive legend set for on Schedule A may not be sold, transferred or hypothecated unless such transfer is pursuant to an effective registration statement or an exemption from such registration as verified by an opinion of counsel acceptable to Bizzingo.

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(b). Theismann acknowledges and agrees that any investment in Bizzingo warrants and common stock involves substantial risks and that Theismann or his representative has had the opportunity to review fully the books, records and financial statements of Bizzingo along with the Quarterly, Annual and Periodic filings of Bizzingo on the Securities and Exchange Commission's EDGAR website (http://sec.gov/edgar/searchedgar/companvsearch.html) and has determined that Bizzingo common stock is a suitable investment and he can bear the risk associated with such investment.

(c). Theismann represents and warrants to Bizzingo that he is acquiring such shares of Bizzingo common stock for investment purposes and not with a view towards distribution.

9. REPRESENTATIONS, WARRANTIES AND INDEMNITY.

a.	Theismann represents and warrants that, except as otherwise disclosed herein, he has not granted nor will he grant during the Term and for a period of one (1) year thereafter to any other party any right, permission, or license to use the Property in connection with the advertisement, sale, or promotion of the Network or in connection with networks that are identical or substantially similar to the Network.
b.	Theismann further represents and warrants to Bizzingo that he is the owner free and clear of the rights granted herein, and has the full right. power, legal capacity and authority to grant the rights herein.
c.	Theismann further represents and warrants that he has not misrepresented or concealed anything with respect to his or her background that may have a prejudicial effect on the value of the endorsement, that he is in good health and does not plan to retire during the Term of this Agreement, and that he or she has not engaged nor will he or she engage during the Term of this Agreement in any activity (criminal or otherwise) that could potentially have a negative impact on the Network.
d.	Bizzingo agrees to defend, indemnify, and hold Theismann harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Theismann based on the manufacture or sale of the Network including, but not limited to, actions founded on network liability. In this regarding, within thirty (30) days from the execution of this Agreement, Bizzingo will secure an insurance policy with limits of $5,000,000 per event and $ 5,000,000 umbrella, naming Theismann as an additional insured, covering the losses and claims stated in this sub-paragraph d.
e.	Theismann agrees to defend, indemnify, and hold Bizzingo, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Bizzingo based on a breach by Theismann of any representation and/or warranty made in this Agreement or with respect to any third-party claims for infringement involving the use of the Property by Bizzingo.

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10. TERMINATION.

a.	Theismann shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Bizzingo upon the occurrence of any of the following:
i.	Bizzingo is adjudicated insolvent, declares bankruptcy, or
ii.	Bizzingo fails to continue its business of selling the Network; provided, however, that nothing contained in this Agreement shall obligate Bizzingo to sell any specific quantities of Network during the Term;
iii.	Bizzingo fails to make payment to Theismann of any Royalties due pursuant to this Agreement within thirty (30) days after such due date;
iv.	Bizzingo fails to maintain the liability insurance as herein provided.
b.	Bizzingo shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Theismann or his or her legal representative upon the occurrence of any of the following:
i.	Theismann engages in illegal, immoral, or criminal conduct resulting in a felony conviction; misrepresents or conceals anything in his or her background that could be detrimental to the value of the endorsement being made; engages in conduct contrary to the best interests of Bizzingo; engages in conduct that offends the sensitivities of a significant portion of the population; or engages in conduct that could bring Theismann into public disrepute;
ii.	Totally retires from the entertainment or sports industry; or
iii.	Upon Theismann's death.
c.	In addition to as stated in (a) or (b) above, either party may terminate this Agreement in the event of a breach of any provision of this Agreement by the other by providing thirty (30) days* prior written notice to the breaching party, provided that, during the 30-day period, the breaching party fails to cure such breach.
d.	Theismann shall have the right to terminate this Agreement at any time upon thirty (30) days' written notice to Bizzingo, such termination to become effective at the conclusion of such 30-day period.

Upon termination of this Agreement as provided in this Section 10 (each a "Termination Date") or upon the expiration of the Term, Bizzingo shall cease using the Property in any way, and Theismann shall not be entitled to the Royalty, in each case from and after the Termination Date.

11. RELATIONSHIP OF THE PARTIES. Theismann's performance of services for Bizzingo hereunder is in his or her capacity as an independent contractor. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, a partnership, or a joint venture relationship between Theismann and Bizzingo.

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12. FORCE MAJEURE. Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party's reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

13. JURISDICTION/DISPUTES. The Parties hereby agree that all disputes related to this Agreement shall be settled by arbitration pursuant to the rules and regulations of the American Arbitration Association. Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it

14. AGREEMENT BINDING ON SUCCESSORS. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

15. ASSIGNABILITY. Neither party may assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the other party which shall not be unreasonably withheld.

16. WAIVER. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

17. SEVERABILITY. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

18. INTEGRATION. This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

19. CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT. Concurrent with the execution of this agreement, the parties will execute a mutually acceptable Confidentiality and Non-Disparagement Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand on the day indicated above.

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Theismann

Joseph Theismann

Bizzingo, Inc.

Douglas Toth
President

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SCHEDULE A

(Attached to and made a part of the Celebrity Endorsement Agreement dated March 14, 2012 by and between Bizzingo, Inc. and

Joseph Theismann)

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Background

Bizzingo expects to populate its Network with Activated Users (as defined herein) through two distinct methods.

Method 1.

(a). Bizzingo will acquire basic business information for a prospective user of the Network, which will include all or part of the following; business name and address, telephone number, email address or website. This basic business information will be acquired through (i) arrangements with specific groups, clubs, networks, or associations, such as Chambers of Commerce, Universities, or trade organization, to acquire member information, or (ii) through purchase or license arrangements with content providers. In either case, once Bizzingo obtains information for a specific user, it will use that information to create or seed a separate user profile in its database for that prospective user (“Seeded Profile”). As of the date of this Agreement, Bizzingo has arrangements with content providers and associations to provide the basic business information for over 6,000,000 prospective users which will be seeded by Bizzingo. For clarification purposes, at this point in the process, a Seeded Profile is not an “Activated User.”

(b). In order to activate a Seeded Profile, Bizzingo will contact a prospective user informing them of the existence of their Seeded Profile on the Network, and the prospective user is then required to: (i) search and locate the Bizzingo database for its Seeded Profile and (ii) claim the Seeded Profile by editing or adding content to the Seeded Profile. Once the steps set forth in the immediately preceding sentence has been completed by a user, that user will be deemed to be an “Activated User” and the Network will identify that user as an Activated User.

Method 2. A prospective user independently (from Method 1) may create its own user profile on the Network. This user will be deemed an Activated User and the Network will identify that user as an “Activated User.”

II
Royalty and Initial Bonus

1. Royalty. The Royalty payable under the Agreement shall be in the form of one (1) common stock purchase warrant of Bizzingo (as further described herein) for each Activated User (as defined above) that occurs during a Royalty Period determined on the last day of each Royalty Period during the Term. It being the intent of the parties that no more than one (1) common stock purchase warrant shall be issued per Activated User, and by way of example, if on the last day of the first and second Royalty Periods, the Network has 500,000 and 1,500,000 Activated Users, respectively, Theismann shall receive 500,000 common stock purchase warrants for the first Royalty Period and an additional 1,000,000 common stock purchase warrants for the second Royalty Period. Each common stock purchase warrant shall enable Theismann to acquire one (1) share of common stock of Bizzingo at an exercise price of $0.15 per share during a term of five (5) years from the end of the applicable Royalty Period. The form of the warrant is attached hereto as Schedule A-l and shall be referred to as the “Royalty Warrant."

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2. Initial Bonus. Concurrent with the execution hereof, Bizzingo will issue Theismann, as a one time bonus, a common stock purchase warrant to purchase 1,000,000 shares of common stock of Bizzingo at a purchase price of $0.15 per share during a term of five (5) years. The form of warrant is attached hereto as Schedule A-II and shall be referred to as the “Bonus Warrant."

3. Restrictive Legend. The restricted legend for purposes of any certificate representing the Royalty Warrant and Bonus Warrant, and the stock certificate for shares underlying the Royalty Warrant or Bonus Warrant is as follows:

The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the "Act") or any state securities law. These shares have been acquired for investment and may not be offered for sale, hypothecated, sold or transferred, nor will any assignee or transferee thereof be recognized by the Company as having any interest in such shares, in the absence of(i) an effective registration statement with respect to the shares under the Act, and any other applicable state law, or (ii) an opinion of counsel satisfactory to the Company that such shares will be offered for sale, hypothecated, sold or transferred only in a transaction which is exempt under or is otherwise in compliance with the applicable securities laws.

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